Exhibit 4.46

[TRANSLATION]

PERSONAL AND CONFIDENTIAL

July 27, 2023

Jocelyn Lafond

RE:   Amendment to your Employment Contract

Dear Jocelyn,

Following the decision of the Board of Directors to propose amendments to management employment contracts in order to update them in accordance with current legal principles and to harmonize the terms and conditions of employment contracts of executive officers reporting to the President and Chief Executive Officer regarding termination without a serious reason (just cause) and the consequences arising from any change or acquisition of control of Theratechnologies Inc. (“Thera”) or a material transaction by Thera, we propose amending section 9 of your employment contract dated March 29, 2007, as amended on July 5, 2012 (collectively, the “Contract”) as follows:

-	By deleting the section 9 in its entirety and replacing it with the following section 9:

“9. Indemnities

9.1 Indemnity for Termination Without a Serious Reason. If the employment of the Employee is terminated without a serious reason, including as part of a reorganization to reduce personnel for economic reasons, but excluding a termination following a Change of Control (as defined below) in the circumstances set out below, the Employee will receive an amount equal to the greater of:

i.	reasonable notice as required by applicable law, and;

ii.

24 months of his annual base salary at the time of his termination plus an amount equal to 100% of his target bonus for 24 months calculated on the basis of such annual base salary, but excluding the value of benefits offered by Thera and the value of option grants or other stock-based incentive compensation.

The Employee will also receive an amount equal to the value of his accrued and unpaid vacation up to the date of termination of his employment and the reimbursement of any expenses incurred in the performance of his duties but unpaid at the date of termination of his employment.

9.2. Indemnity Following a Change of Control or Any Other Material Transaction.

In the event of any of the following:

a)

a transaction (other than a transaction referred to in paragraph (b) below), regardless of its structure (an “Acquisition”), pursuant to which a person or persons acting jointly or in concert (as defined in Regulation 62-104 respecting Take-Over Bids and Issuer Bids, as in effect from time to time) directly or indirectly acquire beneficial ownership of, or control over, securities of Thera representing 40% or more of the voting rights attached to all voting securities for the election of directors of Thera then outstanding; or

b)

the closing of any amalgamation, arrangement, compromise, consolidation, reorganization or other transaction or series of transactions of this nature involving directly or indirectly Thera (a “Combination”) which results in either (i) the shareholders of Thera immediately prior to such Combination no longer holding, directly or indirectly, after the Combination, more than 60% of the voting rights attached to all voting securities for the purpose of electing directors of the entity resulting from the Combination (or, if Thera becomes a subsidiary, of the ultimate parent company of such subsidiary); or (ii) the Board of Directors of the entity resulting from the Combination (or, if Thera becomes a subsidiary, the ultimate parent company of such subsidiary) is no longer composed of a majority of the directors who served on Thera’s Board of Directors immediately prior to the Combination; or

c)

a change in the composition of Thera’s Board of Directors occurring, without the approval by a majority vote of the directors composing Thera’s Board of Directors prior to such change, at the same shareholders meeting or pursuant to a resolution of Thera’s shareholders, and which results in Thera’s Board of Directors no longer being composed of a majority of the directors of Thera who were serving as directors immediately prior to such meeting or resolution (other than a change resulting from the solicitation of proxies by the management of Thera or related to death, resignation or inability to act in such capacity) (an “Insurgency”); or

d)

the closing of the sale, exchange, lease, transfer, liquidation, grant of an exclusive license, or any other form of alienation of Thera’s assets, to a party that is not an affiliate of Thera (as defined in the Business Corporations Act (Québec)), representing substantially all of Thera’s assets (an “Asset Transfer”);

and that within 24 months following the occurrence of any Acquisition, Combination, Insurgency or Asset Transfer (each representing for the purposes hereof a “Change of Control”), either (a) the employment of the Employee is terminated without a serious reason; or (b) the Employee decides to terminate his employment of his own free will, the Employee shall then receive on the date of termination of his employment an amount equal to the greater of:

i.	reasonable notice as required by applicable law, and;

ii.

24 months of his annual base salary at the time of termination plus an amount equal to 100% of his target bonus for 24 months calculated on the basis of such annual base salary, but excluding the value of the benefits offered by Thera and the value of option grants or other stock-based incentive compensation.

In all cases, the Employee will also receive an amount equal to the value of his accrued and unpaid vacation up to the date of termination of his employment and reimbursement of any expenses incurred in the performance of his duties but unpaid at the date of termination of his employment.

For the purposes of this section, in order to calculate the percentage of the number of voting securities held by any person (including persons acting jointly or in concert with such person) relative to the number of outstanding voting securities, such calculation shall include, both with respect to the voting securities held by such person (and persons acting jointly or in concert with such person) and to the outstanding voting securities, all convertible or exchangeable securities within sixty (60) days from the date of calculation of voting securities held or controlled by such person, as if such securities had been converted or exchanged into voting securities, whether such conversion or exchange occurs in one or more transactions. Such securities convertible or exchangeable within sixty (60) days shall be deemed to have been acquired and to be beneficially owned by such person (or any person acting jointly or in concert with such person).

Thera will be deemed to have entered into an Asset Transfer if such Asset Transfer represents more than 75% of the value of its assets calculated as at the date of the fiscal year end preceding such Asset Transfer, or if the assets transferred in connection with such Asset Transfer represent more than 75% of the income generated by Thera during the fiscal year preceding such Asset Transfer.

9.3 Acceleration of Acquisition of Securities Issued as Long-Term Compensation Plans. In the event of a Change of Control, all securities and rights issued or granted to the Employee under long-term compensation plans, such as stock options, deferred share units, appreciation rights and other rights that vest over a defined period of time, whether or not based on the achievement of performance targets, will all automatically vest as if the vesting conditions and, if applicable, the achievement of performance targets had been met.”

If you agree to these amendments, we ask that you return this letter to me no later than August 3, 2023, failing which we will assume that these amendments to your employment contract are not acceptable to you and this proposal will then lapse.

These amendments will become effective upon the date of your execution of this letter below.

Except for these amendments to your employment contract, all other terms and conditions will remain in effect and unchanged.

If you accept these amendments, please sign this letter in the space provided below and return a duly executed copy thereof to the undersigned.

Yours truly,

THERATECHNOLOGIES INC.

/s/ Paul Lévesque

Paul Lévesque
President and Chief Executive Officer

I acknowledge that I have read, had the opportunity to consult with legal counsel and understand and accept the content of these amendments to my employment contract dated March 29, 2007, as amended July 5, 2012.

Dated and signed at Montréal (Québec), on July 27, 2023.

/s/ Jocelyn Lafond

Jocelyn Lafond